Exhibit 99.7

July 6, 2005

Board of Directors of MK Resources Company

c/o MK Resources Company

60 East South Temple, Suite 1225

Salt Lake City, Utah 84111

USA

We consent to the references to our name in, and the inclusion of our fairness opinion dated May 2, 2005 and our confirmation letter dated May 20, 2005 as Appendices C and D, respectively, of the Proxy Statement / Prospectus constituting part of the Registration Statement on Form S-4 of Leucadia National Corporation.

Vancouver, British Columbia

Raymond James Ltd.

Suite 2200 - 925 West Georgia Street, Vancouver, B.C., V6C 3L2 • 604 659 8200 • 604 659 8399 Fax

Member of Canadian Investor Protection Fund